Exhibit 99.1

News Release

Investor Contact

Ken Diptee

Executive Director, Investor Relations

Dine Brands Global, Inc.

818-637-3632

Ken.Diptee@dinebrands.com

Media Contact

Susan Nelson

Vice President, Global Communications

and Public Affairs

Dine Brands Global, Inc.

Susan.Nelson@dinebrands.com

Dine Brands Global, Inc. Reports Third Quarter 2021 Results

Third Quarter 2021 Domestic Average Weekly Unit Sales

for Both Brands Exceed Pre-Pandemic Levels

Both Brands Outperformed Their Respective Categories

for the Second Consecutive Quarter, According to Black Box IntelligenceTM

Company Declared Dividend for the Fourth Quarter 2021

and Announced Intent to Resume Share Repurchases

GLENDALE, Calif., November 4, 2021 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill + Bar® and IHOP® restaurants, today announced financial results for the third quarter of 2021.

“This was another strong quarter for Dine Brands. We recorded a second consecutive period of both IHOP and Applebee’s beating their competitive sets, average weekly sales for both brands exceeded 2019 pre-pandemic levels, and we delivered a 48% increase in quarter-over-quarter EBITDA. The strength of our two world-class brands, combined with the benefits of our asset-lite business model, is fueling the acceleration in system-wide sales growth across each of our brands and driving long-term sustainable growth in the business,” said John Peyton, chief executive officer of Dine Brands Global, Inc.

Mr. Peyton added, “Our asset-light structure allows us to keep our operations lean and our movements agile; it reduces complexity, requires less capital and is a significant generator of cash. Our highly franchised model allows us to invest in what we do best—menu, marketing, and technology innovation.”

Vance Chang, chief financial officer, added, “The sequential improvement in our business continued in the third quarter and helped us maintain a strong cash position and financial flexibility. While we are pleased with our progress to date, we remain focused on accelerating growth and making disciplined investments in our brands to support sustainable growth. We are confident that we have the right strategy in place to create long-term shareholder value.”

Domestic System-Wide Comparable Same-Restaurant Sales Relative to the Third Quarter of 2020

Domestic Same-Restaurant Sales (Fiscal Month)

	July	August	September	Q3 2021
Applebee’s	35.5%	30.3%	19.9%	27.7%

IHOP	59.4%	40.7%	25.9%	40.1%

•	Applebee’s year-over-year comparable same-restaurant sales increased 27.7% for the third quarter of 2021.

•	IHOP’s comparable same-restaurant sales increased 40.1% for the third quarter of 2021.

•	Both brands outperformed their respective categories in the third quarter of 2021 relative to the third quarter of 2020, according to Black Box IntelligenceTM.

Domestic System-Wide Comparable Same-Restaurant Sales Relative to the Third Quarter of 2019

Domestic Same-Restaurant Sales (Fiscal Month)

	July	August	September	Q3 2021
Applebee’s	12.2%	12.4%	12.9%	12.5%

IHOP	2.5%	(1.1%)	(2.3%)	(0.4%)

•	Applebee’s year-over-year comparable same-restaurant sales increased 12.5% for the third quarter of 2021 compared to an increase of 10.5% for the second quarter of 2021.

•	IHOP’s comparable same-restaurant sales decreased 0.4% for the third quarter of 2021 compared to a decrease of 3.4% for the second quarter of 2021.

•	Both brands outperformed their respective categories in the third quarter of 2021 relative to the third quarter of 2019, according to Black Box IntelligenceTM.

Historical Domestic System-Wide Comparable Same-Restaurant Sales Relative to the Prior Year

Domestic Average Weekly Sales Comparison Relative to the Third Quarter of 2019

Average Weekly Domestic Unit Sales (in thousands)

Average Weekly Domestic Unit Sales (in thousands)

	Q3 2021	Q3 2019	% of Pre-Pandemic Sales Recovered
Applebee’s	$51.4	$45.0	114.2%
IHOP	$36.2	$35.7	101.4%

Off-Premise Sales Growth Comparison Relative to the Third Quarter of 2020

•	Applebee’s off-premise comparable same-restaurant sales for the third quarter of 2021 increased by 3.3%.

•	Applebee’s off-premise sales accounted for 27.5% of sales mix for the third quarter of 2021.

•	IHOP’s off-premise comparable same-restaurant sales for the third quarter of 2021 decreased by 3.2%.

•	IHOP’s off-premise sales accounted for 23.3% of sales mix for the third quarter of 2021.

Third Quarter of 2021 Summary

•

GAAP earnings per diluted share of $1.33 for the third quarter of 2021 compared to earnings per diluted share of $0.60 for the third quarter of 2020. This variance was primarily due to an increase in gross profit, partially offset by higher income tax expense and an increase in general and administrative expenses.

•

Adjusted earnings per diluted share of $1.55 for the third quarter of 2021 compared to adjusted earnings per diluted share of $0.80 for the third quarter of 2020. The increase was primarily due to higher gross profit, partially offset by higher general and administrative expenses. (See “Non-GAAP Financial Measures” and reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share.)

•

General and administrative expenses for the third quarter of 2021 were $43.7 million compared to $36.9 million for the third quarter of 2020. The variance was mainly due to higher incentive compensation accrual.

•

Consolidated adjusted EBITDA for the third quarter of 2021 was $63.3 million compared to $42.7 million for the third quarter of 2020. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

•	Development activity by Applebee’s and IHOP franchisees for the third quarter of 2021 resulted in the opening of 11 new restaurants on a gross basis.

First Nine Months of 2021 Summary

•

GAAP earnings per diluted share of $4.52 for the first nine months of 2021 compared to a net loss per diluted share of $6.34 for the first nine months of 2020. This variance was primarily due to closure and impairment charges incurred in the first nine months of 2020 totaling $124.5 million primarily related to the non-cash write-downs of Applebee’s goodwill and other intangible assets because of the impact of COVID-19 on the Company’s operations and higher gross profit for the first nine months of 2021. There were no similar impairments in the first nine months of 2021.

•

Adjusted earnings per diluted share of $5.22 for the first nine months of 2021 compared to adjusted earnings per diluted share of $1.40 for the first nine months of 2020. The increase was primarily due to higher gross profit, partially offset by an increase in general and administrative expenses. (See “Non-GAAP Financial Measures” and reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share.)

•

General and administrative expenses for the first nine months of 2021 were $122.9 million compared to $105.4 million for the first nine months of 2020. The variance was mainly due to higher incentive compensation accrual.

•

Consolidated adjusted EBITDA for the first nine months of 2021 was $193.2 million. This compares to $116.5 million for the first nine months of 2020. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

•

The Company generated adjusted free cash flow of $146.1 million for the first nine months of 2021. This compares to adjusted free cash flow of $35.6 million for the first nine months of 2020. (See “Non-GAAP Financial Measures” and reconciliation of the Company’s cash provided by operating activities to adjusted free cash flow.)

•

Cash flows from operating activities for the first nine months of 2021 were $145.6 million. This compares to cash flows from operating activities of $36.7 million for the first nine months of 2020. The improvement in both adjusted free cash flow and cash flows from operating activities was mainly due to a favorable change in working capital and an improvement in gross profit, partially offset by an increase in general and administrative expenses and the recognition of excess tax benefits on stock-based compensation.

•	Development activity by Applebee’s and IHOP franchisees for the first nine months of 2021 resulted in the opening of 31 new restaurants on a gross basis.

Cash Position

As of September 30, 2021, the Company had $385.2 million of total cash, cash equivalents and restricted cash, of which $304.2 million was unrestricted cash. The Company believes that its asset-light business model and cash position will continue to provide strong liquidity as the recovery from the pandemic continues.

As of September 30, 2021, the Company’s leverage ratio was 4.36x compared to approximately 4.94x as of June 30, 2021. As a result, quarterly principal payments on the Company’s fixed rate senior secured notes are no longer required.

As of September 30, 2021, the Company’s debt service coverage ratio was approximately 4.8x compared to approximately 4.6x as of June 30, 2021.

As of September 30, 2021, there were no outstanding borrowings under the revolving credit facility. As of September 30, 2021, $3.3 million was pledged against the revolving credit facility for outstanding letters of credit, leaving $221.7 million available.

GAAP Effective Tax Rate

The Company’s effective tax rate for the third quarter of 2021 was a 24.9% tax expense compared to a 9.5% tax benefit for the third quarter of 2020. The Company’s effective tax rate for the third quarter of 2021 was significantly different than the rate for the same quarter of last year primarily due to the one-time recognition of income tax benefits from the release of unrecognized tax benefits in the third quarter of 2020.

Capital Return to Shareholders

On October 29, 2021, the Company announced that its Board of Directors declared and approved a cash dividend of $0.40 per share of common stock for the fourth quarter of 2021. The dividend will be payable on January 7, 2022 to the Company’s stockholders of record at the close of business on December 20, 2021. The Company also announced it intends to resume opportunistic repurchases of its common stock. As of September 30, 2021, there was $70.2 million remaining on the Company’s current share repurchase authorization.

Financial Performance Guidance for 2021

The Company’s guidance assumes there are no significant disruptions to its business due to COVID-19 during the fourth quarter of fiscal 2021. The projections are as of this date. The Company assumes no obligation to update or supplement this information.

•

The Company reiterates expectations for general and administrative expenses for 2021 to range between approximately $168 million and $178 million. The Company expects general and administrative expenses for 2021 to be near the high end of the range.

•	The Company reiterates expectations for capital expenditures for 2021 to be approximately $19 million, inclusive of approximately $7 million related to the company restaurants segment.

•	Consolidated adjusted EBITDA is expected to range between approximately $245 million and $250 million.

Third Quarter of 2021 Earnings Conference Call Details

Dine Brands will host a conference call to discuss its results on November 4, 2021 at 9:00 a.m. Eastern time. To participate on the call, please dial (833) 528-0602 and enter the conference identification number 1750945. International callers, please dial (830) 221-9708 and enter the conference identification number 1750945.

A live webcast of the call will be available on www.dinebrands.com and may be accessed by visiting Events and Presentations under the site’s Investors section. Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast. A telephonic replay of the call may be accessed from 12:00 p.m. Eastern time on

November 4, 2021 through 11:00 p.m. Eastern time on November 11, 2021 by dialing (855) 859-2056 and entering the conference identification number 1750945. International callers, please dial (404) 537-3406 and enter the conference identification number 1750945. An online archive of the webcast will also be available on Events and Presentations under the Investors section of the Company’s website.

About Dine Brands Global, Inc.

Based in Glendale, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries, franchises restaurants under both the Applebee’s Neighborhood Grill + Bar and IHOP brands. With approximately 3,440 restaurants combined in 16 countries and approximately 350 franchisees, Dine Brands is one of the largest full-service restaurant companies in the world. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “goal” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: uncertainty regarding the duration and severity of the ongoing COVID-19 pandemic and its ultimate impact on the Company; the effectiveness of related containment measures; general economic conditions; our level of indebtedness; compliance with the terms of our securitized debt; our ability to refinance our current indebtedness or obtain additional financing; our dependence on information technology; potential cyber incidents; the implementation of restaurant development plans; our dependence on our franchisees; the concentration of our Applebee’s franchised restaurants in a limited number of franchisees; the financial health of our franchisees; our franchisees’ and other licensees’ compliance with our quality standards and trademark usage; general risks associated with the restaurant industry; potential harm to our brands’ reputation; possible future impairment charges; the effects of tax reform; trading volatility and fluctuations in the price of our stock; our ability to achieve the financial guidance we provide to investors; successful implementation of our business strategy; the availability of suitable locations for new restaurants; shortages or interruptions in the supply or delivery of products from third parties or availability of utilities; the management and forecasting of appropriate inventory levels; development and implementation of innovative marketing and use of social media; changing health or dietary preference of consumers; risks associated with doing business in international markets; the results of litigation and other legal proceedings; third-party claims with respect to intellectual property assets; our ability to attract and retain management and other key employees; compliance with federal, state and local governmental regulations; risks associated with our self-insurance; natural disasters, pandemics, epidemics, or other serious incidents; our success with development initiatives outside of our core business; the adequacy of our internal controls over financial reporting and future changes in accounting standards; and other factors discussed from time to time in the Corporation’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Corporation’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Non-GAAP Financial Measures

This press release includes references to the Company’s non-GAAP financial measure “adjusted net income available to common stockholders”, “adjusted earnings per diluted share (Adjusted EPS)”, “Adjusted EBITDA” and “Adjusted free cash flow.” Adjusted EPS is computed for a given period by deducting from net income or loss available to common stockholders for such period the effect of any closure and impairment charges, any gain or loss related to debt extinguishment, any intangible asset amortization, any non-cash interest expense, any gain or loss related to the disposition of assets, and other items deemed not reflective of current operations. This is presented on an aggregate basis and a per share (diluted) basis. Adjusted EBITDA is computed for a given period by deducting from net income or loss for such period the effect of any closure and impairment charges, any interest charges, any income tax provision or benefit, any non-cash stock-based compensation, any depreciation and amortization, any gain or loss related to the disposition of assets and other items deemed not reflective of current operations. “Adjusted free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less capital expenditures. Management may use certain of these non-GAAP financial measures along with the corresponding U.S. GAAP measures to evaluate the performance of the business and to make certain business decisions. Management uses adjusted free cash flow in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock and we believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes. Additionally, adjusted EPS is one of the metrics used in determining payouts under the Company’s annual cash incentive plan. Management believes that these non-GAAP financial measures provide additional meaningful information that should be considered when assessing the business and the Company’s performance compared to prior periods and the marketplace. Adjusted EPS and adjusted free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Franchise revenues:
Royalties, franchise fees and other	$90,417	$69,820	$265,138	$191,915
Advertising revenues	70,709	51,932	203,918	142,750

Total franchise revenues	161,126	121,752	469,056	334,665
Company restaurant sales	35,275	27,353	109,418	75,427
Rental revenues	31,273	26,194	84,797	78,910
Financing revenues	1,045	1,344	3,266	4,237

Total revenues	228,719	176,643	666,537	493,239

Cost of revenues:
Franchise expenses:
Advertising expenses	70,709	51,932	203,918	142,750
Bad debt (credit) expense	(1,962)	2,845	(4,246)	8,416
Other franchise expenses	6,922	5,858	20,197	15,999

Total franchise expenses	75,669	60,635	219,869	167,165
Company restaurant expenses	33,867	28,303	101,510	79,774
Rental expenses:
Interest expense from finance leases	822	1,106	2,677	3,453
Other rental expenses	23,645	19,692	63,359	61,121

Total rental expenses	24,467	20,798	66,036	64,574
Financing expenses	113	123	356	393

Total cost of revenues	134,116	109,859	387,771	311,906

Gross profit	94,603	66,784	278,766	181,333
General and administrative expenses	43,704	36,873	122,891	105,351
Interest expense, net	15,721	16,844	47,956	49,143
Impairment and closure charges	443	168	5,024	124,521
Amortization of intangible assets	2,664	2,659	8,015	8,240
Loss on disposition of assets	1,299	1,087	1,436	2,630

Income before income taxes	30,772	9,153	93,444	(108,552)
Income tax (provision) benefit	(7,661)	865	(15,368)	6,119

Net income (loss)	$23,111	$10,018	$78,076	$(102,433)

Net income (loss) available to common stockholders:
Net income (loss)	$23,111	$10,018	$78,076	$(102,433)
Less: Net income allocated to unvested participating restricted stock	(502)	(329)	(1,920)	(420)

Net income (loss) available to common stockholders	$22,609	$9,689	$76,156	$(102,853)

Net income (loss) available to common stockholders per share:
Basic	$1.34	$0.60	$4.55	$(6.34)

Diluted	$1.33	$0.60	$4.52	$(6.34)

Weighted average shares outstanding:
Basic	16,911	16,221	16,752	16,229

Diluted	16,971	16,283	16,858	16,229

Dividends declared per common share	$—	$—	$—	$0.76

Dividends paid per common share	$—	$—	$—	$1.45

Dine Brands Global, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	September 30, 2021	December 31, 2020
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$304,159	$383,369
Receivables, net of allowance of $5,852 (2021) and $15,057 (2020)	92,135	121,897
Restricted cash	64,685	39,884
Prepaid gift card costs	21,890	29,080
Prepaid income taxes	2,025	6,178
Other current assets	8,744	6,098

Total current assets	493,638	586,506
Other intangible assets, net	541,999	549,671
Operating lease right-of-use assets	334,624	346,086
Goodwill	251,628	251,628
Property and equipment, net	175,318	187,977
Long-term receivables, net of allowance of $7,344 (2021) and $7,999 (2020)	46,622	54,512
Deferred rent receivable	51,820	56,449
Non-current restricted cash	16,400	32,800
Other non-current assets, net	10,450	9,316

Total assets	$1,922,499	$2,074,945

Liabilities and Stockholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$—	$13,000
Accounts payable	42,586	37,424
Gift card liability	115,878	144,159
Current maturities of operating lease obligations	71,219	69,672
Current maturities of finance lease and financing obligations	10,608	11,293
Accrued employee compensation and benefits	30,752	21,237
Accrued advertising	53,873	21,641
Deferred franchise revenue, short-term	7,388	7,682
Other accrued expenses	12,678	22,460

Total current liabilities	344,982	348,568
Long-term debt, net, less current maturities	1,279,071	1,491,996
Operating lease obligations, less current maturities	323,855	345,163
Finance lease obligations, less current maturities	61,499	69,012
Financing obligations, less current maturities	32,183	32,797
Deferred income taxes, net	69,008	78,293
Deferred franchise revenue, long-term	46,723	52,237
Other non-current liabilities	19,495	11,530

Total liabilities	2,176,816	2,429,596

Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $1 par value, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; shares: 40,000,000 authorized; September 30, 2021 - 25,003,116 issued, 17,219,847 outstanding; December 31, 2020 - 24,882,122 issued, 16,452,174 outstanding	250	249
Additional paid-in-capital	253,751	257,625
Retained earnings (accumulated deficit)	22,523	(55,553)
Accumulated other comprehensive loss	(59)	(55)
Treasury stock, at cost; shares: September 30, 2021 - 7,783,269; December 31, 2020 - 8,429,948	(530,782)	(556,917)

Total stockholders’ deficit	(254,317)	(354,651)

Total liabilities and stockholders’ deficit	$1,922,499	$2,074,945

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$78,076	$(102,433)

Adjustments to reconcile net income (loss) to cash flows provided by operating activities:
Non-cash impairment and closure charges	4,949	124,469
Depreciation and amortization	29,995	32,053
Non-cash stock-based compensation expense	8,572	9,193
Non-cash interest expense	2,146	1,990
Deferred income taxes	(9,156)	24,172
Deferred revenue	(5,808)	(5,067)
Loss on disposition of assets	1,436	2,630
Other	(8,418)	1,173
Changes in operating assets and liabilities:
Accounts receivable, net	8,398	(27,849)
Current income tax receivables and payables	4,544	(41,426)
Gift card receivables and payables	(9,215)	(1,980)
Other current assets	(2,645)	(2,034)
Accounts payable	9,678	6,777
Accrued employee compensation and benefits	9,569	(6,406)
Accrued advertising expenses	32,232	19,579
Other current liabilities	(8,791)	1,887

Cash flows provided by operating activities	145,562	36,728

Cash flows from investing activities:
Principal receipts from notes, equipment contracts and other long-term receivables	14,795	15,731
Net additions to property and equipment	(7,923)	(9,088)
Proceeds from sale of property and equipment	946	517
Additions to long-term receivables	—	(1,475)
Other	(357)	(358)

Cash flows provided by investing activities	7,461	5,327

Cash flows from financing activities:
Repayment of long-term debt	(9,750)	—
Borrowing from revolving credit facility	—	220,000
Repayment of revolving credit facility	(220,000)	—
Dividends paid on common stock	—	(23,934)
Repurchase of common stock	—	(29,853)
Principal payments on finance lease obligations	(7,772)	(9,034)
Proceeds from stock options exercised	25,016	20,523
Tax payments for restricted stock upon vesting	(1,543)	(2,438)
Tax payments for share settlement of restricted stock units	(9,783)	(205)

Cash flows (used in) provided by financing activities	(223,832)	175,059

Net change in cash, cash equivalents and restricted cash	(70,809)	217,114
Cash, cash equivalents and restricted cash at beginning of period	456,053	172,475

Cash, cash equivalents and restricted cash at end of period	$385,244	$389,589

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of net income (loss) available to common stockholders to net income (loss) available to common stockholders, as adjusted for the following items: Closure and impairment charges; amortization of intangible assets; non-cash interest expense; gain or loss on disposition of assets; and the combined tax effect of the preceding adjustments, as well as related per share data:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net income (loss) available to common stockholders, as reported	$22,609	$9,689	$76,156	$(102,853)
Closure and impairment charges	443	168	5,024	124,521
Amortization of intangible assets	2,664	2,659	8,015	8,240
Non-cash interest expense	719	672	2,146	1,990
Loss on disposition of assets	1,299	1,087	1,436	2,630
Net income tax provision for above adjustments	(1,384)	(1,146)	(4,488)	(11,287)
Net income allocated to unvested participating restricted stock	(81)	(112)	(298)	(367)

Net income (loss) available to common stockholders, as adjusted	$26,269	$13,017	$87,991	$22,874

Diluted net income (loss) available to common stockholders per share:

Net income (loss) available to common stockholders per share, as reported	$1.33	$0.60	$4.52	$(6.34)
Closure and impairment charges	0.02	0.01	0.22	7.15
Amortization of intangible assets	0.11	0.12	0.35	0.38
Non-cash interest expense	0.03	0.03	0.09	0.09
Loss on disposition of assets	0.06	0.05	0.06	0.12
Net income allocated to unvested participating restricted stock	(0.00)	(0.01)	(0.02)	(0.02)
Rounding	—	—	—	0.02

Diluted net income available to common stockholders per share, as adjusted	$1.55	$0.80	$5.22	$1.40

Numerator for basic EPS - net income (loss) available to common stockholders, as adjusted	$26,269	$13,017	$87,991	$22,874
Effect of unvested participating restricted stock using the two-class method	2	1	15	2

Numerator for diluted EPS - net income available to common stockholders, as adjusted	$26,271	$13,018	$88,006	$22,876

Denominator for basic EPS - weighted-average shares	16,911	16,221	16,752	16,229
Dilutive effect of stock options	60	62	106	86

Denominator for diluted EPS - weighted-average shares	16,971	16,283	16,858	16,315

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(Unaudited)

Reconciliation of the Company’s cash provided by operating activities to “adjusted free cash flow” (cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less additions to property and equipment). Management uses this liquidity measure in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock. We believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes.

	Nine Months Ended September 30,
	2021	2020
	(In millions)
Cash flows provided by operating activities	$145.6	$36.7
Receipts from notes and equipment contracts receivable	8.4	8.0
Net additions to property and equipment	(7.9)	(9.1)

Adjusted free cash flow	146.1	35.6
Dividends paid on common stock	—	(23.9)
Repurchase of common stock	—	(29.9)

	$146.1	$(18.2)

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(in thousands)

(Unaudited)

Reconciliation of the Company’s net income (loss) to “adjusted EBITDA.” The Company defines adjusted EBITDA as net income or loss, adjusted for the effect of closure and impairment charges, interest charges, income tax provision or benefit, depreciation and amortization, non-cash stock-based compensation, gain or loss on disposition of assets, other non-income based taxes and other items deemed not reflective of current operations. Management may use certain non-GAAP measures along with the corresponding U.S. GAAP measures to evaluate the performance of the Company and to make certain business decisions.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss), as reported	$23,111	$10,018	$78,076	$(102,433)
Closure and impairment charges	443	168	5,024	124,521
Interest charges on finance leases	1,304	1,605	4,151	4,974
All other interest charges	16,419	17,437	50,109	51,336
Income tax provision (benefit)	7,661	(865)	15,368	(6,119)
Depreciation and amortization	10,010	10,685	29,969	32,030
Non-cash stock-based compensation	2,961	2,524	8,574	9,194
Loss on disposition of assets	1,299	1,087	1,436	2,630
Other	98	67	454	372

Adjusted EBITDA	$63,306	$42,726	$193,161	$116,505

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

The following table sets forth, for the three and nine months ended September 30, 2021 and 2020, the number of “Effective Restaurants” in the Applebee’s and IHOP systems and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year and, as such, the percentage change in sales at Effective Restaurants is based on non-GAAP sales data. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, and, where applicable, rental payments under leases that partially may be based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Applebee’s

Effective Restaurants(a)
Franchise	1,619	1,636	1,623	1,620
Company	69	69	69	68

Total	1,688	1,705	1,692	1,688

System-wide(b)
Domestic sales percentage change(c)	30.2%	(16.7)%	38.6%	(27.6)%
Domestic same-restaurant sales percentage change(d)	27.7%	(13.3)%	39.5%	(24.1)%

Franchise(b)
Domestic sales percentage change(c)	30.2%	(16.9)%	38.4%	(27.7)%
Domestic same-restaurant sales percentage change(d)	27.8%	(13.4)%	39.3%	(24.1)%
Average weekly domestic unit sales (in thousands)	$51.4	$39.2	$50.6	$36.6

IHOP

Effective Restaurants(a)
Franchise	1,573	1,530	1,568	1,517
Area license	156	157	156	153

Total	1,729	1,687	1,724	1,670

System-wide(b)
Sales percentage change(c)	46.1%	(34.4)%	41.6%	(37.6)%
Domestic same-restaurant sales percentage change, including area license restaurants(d)	40.1%	(30.2)%	40.5%	(33.8)%

Franchise(b)
Sales percentage change(c)	45.7%	(34.3)%	40.9%	(37.6)%
Domestic same-restaurant sales percentage change(d)	39.4%	(29.9)%	39.4%	(33.6)%
Average weekly unit sales (in thousands)	$36.2	$25.6	$34.0	$24.9

Area License (b)
Sales percentage change(c)	50.9%	(35.0)%	48.1%	(37.1)%

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

(a)

“Effective Restaurants” are the weighted average number of restaurants open in a given fiscal period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all Effective Restaurants in the Applebee’s and IHOP systems, which includes restaurants owned by franchisees and area licensees as well as those owned by the Company. Effective Restaurants do not include units operated as ghost kitchens (small kitchens with no store-front presence, used to fill off-premise orders).

(b)

“System-wide” sales are retail sales at domestic Applebee’s restaurants operated by franchisees and IHOP restaurants operated by franchisees and area licensees, as reported to the Company, in addition to retail sales at company-operated restaurants. System-wide sales do not include retail sales of ghost kitchens. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. An increase or decrease in franchisees’ reported sales will result in a corresponding increase or decrease in our royalty revenue. Unaudited reported sales for Applebee’s domestic franchise restaurants, Applebee’s company-operated restaurants, IHOP franchise restaurants and IHOP area license restaurants for the three and nine months ended September 30, 2021 and 2020 were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(In millions)
Reported sales
Applebee’s domestic franchise restaurant sales	$1,013.3	$778.2	$3,000.8	$2,168.4
Applebee’s company-operated restaurants	35.2	27.4	109.4	75.4
IHOP franchise restaurant sales	740.4	508.3	2,079.2	1,475.2
IHOP area license restaurant sales	69.8	46.2	202.4	136.6

Total	$1,858.7	$1,360.1	$5,391.8	$3,855.6

(c)

“Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)

“Domestic same-restaurant sales percentage change” reflects the percentage change in sales, in any given fiscal period, compared to the same weeks in the prior year for domestic restaurants that have been operated during both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and restaurant closures, the domestic restaurants open during both fiscal periods being compared may be different from period to period.

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Applebee’s Restaurant Development Activity

Summary - beginning of period:

Franchise	1,627	1,680	1,640	1,718

Company	69	69	69	69

Total Applebee’s restaurants, beginning of period	1,696	1,749	1,709	1,787

Franchise restaurants opened:

Domestic	2	1	4	1

International	—	3	1	3

Total franchise restaurants opened	2	4	5	4

Franchise restaurants permanently closed:

Domestic	(5)	(20)	(15)	(52)

International	(4)	(5)	(10)	(11)

Total franchise restaurants permanently closed	(9)	(25)	(25)	(63)

Net franchise restaurant reduction	(7)	(21)	(20)	(59)

Summary - end of period:

Franchise	1,620	1,659	1,620	1,659

Company	69	69	69	69

Total Applebee’s restaurants, end of period	1,689	1,728	1,689	1,728

Domestic	1,587	1,614	1,587	1,614

International	102	114	102	114

IHOP Restaurant Development Activity

Summary - beginning of period:

Franchise	1,588	1,666	1,611	1,680

Area license	156	157	158	161

Company	3	—	3	—

Total IHOP restaurants, beginning of period	1,747	1,823	1,772	1,841

Franchise/area license restaurants opened:

Domestic franchise	7	1	22	8

Domestic area license	1	2	2	3

International franchise	1	3	2	5

Total franchise/area license restaurants opened	9	6	26	16

Franchise/area license restaurants permanently closed:

Domestic franchise	(5)	(16)	(35)	(35)

Domestic area license	(1)	—	(3)	(3)

International franchise	—	(6)	(9)	(10)

International area license	—	—	(1)	(2)

Total franchise/area license restaurants permanently closed	(6)	(22)	(48)	(50)

Net franchise/area license restaurant reduction	3	(16)	(22)	(34)

Franchise restaurants reacquired by the Company	—	—	(1)	—

Net franchise/area license restaurant decrease	3	(16)	(22)	(34)

Summary - end of period

Franchise	1,591	1,648	1,591	1,648

Area license	156	159	156	159

Company	3	—	3	—

Total IHOP restaurants, end of period	1,750	1,807	1,750	1,807

Domestic	1,656	1,683	1,656	1,683

International	94	124	94	124

        The restaurant counts and activity presented above do not include two domestic Applebee’s ghost kitchens (small kitchens with no store-front presence, used to fill off-premise orders) and one Applebee’s and six IHOP international ghost kitchens.